Exhibit 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com	Austin Beijing Dallas Houston London New York The Woodlands Washington, DC
November [ ], 2011
Mid-Con Energy GP, LLC
Mid-Con Energy Partners, LP
2431 E. 61st Street, Suite 850
Tulsa Oklahoma 74136
Ladies and Gentlemen:
     We have acted as special counsel to Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation of a registration statement on Form S-1 and the amendments thereto (Registration No. 333-176265) (such registration statement together with any amendments, the “Registration Statement”) of the Partnership, filed with the Securities and Exchange Commission (the “SEC”) relating to the registration of the offering and sale (the “Offering”) of common units representing limited partner interests of the Partnership (the “Units”).
     In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Tax Consequences” (the “Discussion”) in the Registration Statement. The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Units pursuant to the Offering.
     This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. We assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Registration Statement. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Mid-Con Energy Partners, LP
November [ ], 2011

     Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not admit that we are “experts” under the Securities Act of 1933, or under the rules and regulations of the SEC relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Registration Statement.
Very truly yours,